EXHIBIT 10.3

RESTRICTED STOCK UNIT AWARD AGREEMENT

Granted by

PEAPACK-GLADSTONE FINANCIAL CORPORATION

under the

PEAPACK-GLADSTONE FINANCIAL CORPORATION
2025 LONG-TERM INCENTIVE PLAN

This Restricted Stock Unit Agreement (“Restricted Stock Unit Award” or “Agreement”) is and will be subject in every respect to the provisions of the 2025 Long-Term Incentive Plan (the “Plan”) of Peapack-Gladstone Financial Corporation (the “Corporation”) which are incorporated herein by reference and made a part hereof, subject to the provisions of this Agreement.  The awards issued hereunder shall be referred to as “Restricted Stock Units.”  A copy of the Plan and related prospectus have been provided or made available to each person granted a Restricted Stock Unit Award pursuant to the Plan.  The holder of this Restricted Stock Unit Award (the “Participant”) hereby accepts this Restricted Stock Unit Award, subject to all the terms and provisions of the Plan and this Agreement, and agrees that all decisions under and interpretations of the Plan and this Agreement by the committee appointed to administer the Plan (“Committee”) or the Board of Directors (the “Board”) will be final, binding and conclusive upon the Participant and the Participant’s heirs, legal representatives, successors and permitted assigns.  The Restricted Stock Units shall vest and become payable in shares of Stock of the Corporation according to the vesting schedule described below, subject to earlier expiration or termination of the Restricted Stock Units, as provided in this Agreement.  Capitalized terms used herein but not defined will have the same meaning as in the Plan.

1.	Name of Participant:__________________________

2.	Name of Participant:__________________________

3.	Total number of Restricted Stock Units covered by this Agreement: (Each Restricted Stock Unit granted is equivalent to the Fair Market Value of one share of the Corporation (“Stock”))

4.	Vesting of Restricted Stock Units.

4.1	General Vesting. Except as otherwise provided in this Agreement, this Restricted Stock Unit first becomes earned in accordance with the vesting schedule specified herein.

Vesting Date	Vested Portion of Award

4.2	Accelerated Vesting Due to Certain Events. As set forth in Section 9 of this Agreement, vesting will automatically accelerate pursuant to Sections 2.7 and 4.1 of the Plan, in the event of death, Disability or Involuntary Termination at or following a Change in Control.

5.
Delivery of Earned Shares Following Vesting Date.  Subject to the other terms of this Agreement and the terms of the Plan, any Restricted Stock Units that vest will be paid to the Participant solely in whole shares of Stock (and not in cash, as the Plan permits), generally within ten (10) days following the applicable vesting date, or as soon as practicable after such vesting date, but in any event, within the period ending on the later to occur of the date that is two and one-half months from the end of (i) the Participant’s tax year that includes the applicable vesting date or (ii) the Corporation tax year that includes the applicable vesting date.

6.	Terms and Conditions.

6.1	Dividend Equivalent Rights. If set forth in the Committee’s grantresolutions and noted by marking “x” in the box below, Dividend Equivalent Rights

[   ] will   [   ] will not

be paid on the Restricted Stock Units.  If Dividend Equivalent Rights are to be paid on the Restricted Stock Units, any such Dividend Equivalent Rights shall be credited by the Corporation to an account for the Participant and accumulated, with interest for each calendar year (or portion thereof) at an annual rate equal to the dividend yield rate for the immediately preceding calendar year, until the date upon which the underlying Restricted Stock Units become vested or are earned.  In the event any Restricted Stock Units are forfeited such Dividend Equivalents credited to the Participant with respect to such forfeited Restricted Stock Units and any interest accrued thereon shall be forfeited to the Corporation, and the Participant shall have no rights and the Corporation shall have no liability as to such Dividend Equivalents or interest.

6.2	Voting Rights. The Participant will have no voting right with respect to any Restricted Stock Units granted hereunder.

7.
Code Section 409A.  The Restricted Stock Unit Award and payments made pursuant to this Agreement and the Plan are intended to satisfy the “short-term deferral” rule set forth in Code Section 409A and the regulations of the United States Treasury Department issued thereunder (“Treasury Regulations”). Notwithstanding any other provision in this Agreement or the Plan, the Corporation, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify this Agreement and/or the Plan so that the Restricted Stock Units granted to the Participant qualify for exemption from or comply with Code Section 409A; provided, however, that the Corporation makes no representations that the Restricted Stock Units shall be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Restricted Stock Units. Nothing in this Agreement or the Plan shall provide a basis for any person to take action against the Corporation or any affiliate based on matters covered by Code Section 409A, including the tax treatment of any amount paid or payable or Award made under this Agreement, and neither the Corporation nor any of its affiliates shall under any circumstances have any liability to any Participant or his or her estate or any other party for any taxes, penalties or interest imposed under Code Section 409A for any amounts paid or payable under this Agreement.

If this Award fails to satisfy the requirements of the short-term deferral rule and is otherwise not exempt from, and therefore deemed to be deferred compensation subject to, Code Section 409A, and if the Participant is a “Specified Employee” (within the meaning set forth Code Section 409A(a)(2)(B)(i)) as of the date of the Participant’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six months thereafter will not be made on the originally scheduled dates and will instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth in this Agreement, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of taxation under Code Section 409A. Each installment of shares that vests is a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

8.
Adjustment Provisions.  This Restricted Stock Unit Award, including the total number of shares subject to this Agreement, will be adjusted upon the occurrence of the events specified in, and in accordance with the provisions of, Section 3.4 of the Plan.

9.	Effect of Termination of Service on Restricted Stock Unit Award.

9.1	Upon the Participant’s Termination of Service, this Restricted Stock Unit Award will vest as follows:
(i)	Death. In the event of the Participant’s Termination of Service by reason of death, any unvested Restricted Stock Units subject to this Agreement will immediately vest.
(ii)	Disability. In the event of the Participant’s Termination of Service by reason of Disability, any unvested Restricted Stock Units subject to this Agreement will immediately vest.
(iii)
Retirement.  Unless otherwise determined pursuant to a Retirement Transition Agreement between the Corporation and the Participant (which shall constitute an amendment to this Agreement), in the event of the Participant’s Termination of Service by reason of Retirement, any unvested Restricted Stock Units subject to this Agreement will expire and be forfeited as of the date of the Termination of Service.

(iv)
Change in Control.  In the event of the Participant’s Involuntary Termination of Service at or following a Change in Control, any unvested Restricted Stock Units subject to this Agreement will immediately vest.

(v)	Termination for Cause. In the event of the Participant’s Termination of Service for Cause, any unvested Restricted Stock Units subject to this

Agreement will expire and be forfeited as of the date of the Termination of Service.

(vi)
Other Termination. In the event of the Participant’s Termination of Service for any reason other than due to death, Disability or for Cause or an Involuntary Termination of Service at or following a Change in Control, any Restricted Stock Units subject to this Agreement will expire and be forfeited as of the date of the Termination of Service.

10.
 Electronic Delivery. The Corporation may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Corporation or another third party designated by the Corporation.

11. Miscellaneous.

11.1
No Rights to Continued Employment or Service.  This Agreement and the grant of Restricted Stock Units hereunder shall not confer, or be construed to confer, upon the Participant any right to employment or service, or continued employment or service, with the Corporation or any subsidiary.

11.2
No Rights as Shareholder. Except as provided in this Agreement, the Participant will not have dividend, voting or any other rights as a shareholder of the shares of Stock with respect to the Restricted Stock Units. Upon payment of the vested Restricted Stock Units in shares of Stock, the Participant will obtain full dividend, voting and other rights as a shareholder of the Corporation.

11.3
Tax Withholding.  To the extent applicable, the Corporation shall collect federal, state and local income taxes and the Employee portion of the Federal Insurance Contributions Act (“FICA”) taxes (i.e., Social Security and Medicare) with respect to the Restricted Stock Units at the time that both of the following conditions are first satisfied: (i) the underlying Restricted Stock Units vest and (ii) Stock and/or cash is distributed to the Participant.  The Corporation shall satisfy the withholding obligations by withholding a number of whole shares of Stock to be issued in settlement of the vested Restricted Stock Units, the aggregate Fair Market Value of which is equal to or less than the aggregate withholding obligation as determined by the Corporation with respect to such Award.  The portion of any amount required to be withheld that is not divisible in whole shares of Stock may be withheld from the Participant’s cash wages.

11.4
Restrictions on Transfer. The Restricted Stock Units are not transferable unless and until they have been converted to vested Stock in accordance with this Agreement, other than by will or under the applicable laws of descent and distribution (and then only to the extent that the Restricted Stock Units are shortly thereafter converted to vested Stock in accordance with Section 5 hereof).  The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.  Any attempt to effect a transfer of any Restricted Stock Unit prior to the date on which the Restricted Stock Unit vests and is converted to vested Stock shall be void ab initio.  For purposes of this Agreement, “transfer” shall mean any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy or attachment.

11.5
Modification or Amendment.  This Agreement may not be amended or otherwise modified, except as set forth herein or in the Plan, unless evidenced in writing and signed by the Corporation and the Participant.  Notwithstanding the foregoing, this Agreement may be amended by the Committee, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of: (i) conforming the Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A); or (ii) avoiding an accounting treatment resulting from an accounting pronouncement or interpretation thereof issued by the SEC or by the Financial Accounting Standards Board after the grant of this Restricted Stock Unit, which, in the sole discretion of the Committee, may materially and adversely affect the financial condition or results of operations of the Corporation.

11.6
Headings.  Section, paragraph and other headings and captions are provided solely as a convenience to facilitate reference.  Such headings and captions shall not be deemed in any way material or relevant to the construction, meaning or interpretation of this Agreement or any term or provision hereof.

11.7
Interpretation.  The Participant accepts the Restricted Stock Units subject to all the terms and provisions and restrictions of this Agreement and the Plan.  The undersigned Participant hereby accepts as binding, conclusive and final all decisions or interpretations of the Board or the Committee upon any questions arising under this Agreement or the Plan.

11.8
Governing Law.  This Restricted Stock Unit will be governed by and construed in accordance with the laws of the State of New Jersey. In addition, this Restricted Stock Unit is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Corporation will not be obligated to issue any Restricted Stock Unit or fully vested Stock hereunder if the issuance of such Restricted Stock Unit or vested Stock would constitute a violation of any such law, regulation or order or any provision thereof.  Notwithstanding anything to the contrary herein, the grant and settlement of Restricted Stock Units hereunder are conditioned upon and subject to compliance with Section 18(k) of the Federal Deposit Insurance Act, 18 U.S.C. 1828(k), and the rules and regulations promulgated thereunder.

11.9
Notices.  All written notices and all other written communications to the Corporation provided for in the Plan or in any Award Agreement, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile, email or prepaid overnight courier to _________________.

11.10
Subject to Company Policies and Restrictions.  Notwithstanding any other provision of this Agreement to the contrary, any Restricted Stock Unit granted hereunder or any vested shares of Stock issued upon the settlement of a Restricted Stock Unit, and/or any amount received with respect to any sale of any vested shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any clawback policy maintained by the Corporation, any trading policy restrictions and/or any hedging/pledging policy restrictions (the “Policies”).  In addition, the Participant agrees and consents to the Corporation’s application, implementation and enforcement of (a) the Policies and (b) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Corporation may take such actions as are necessary to effectuate the Policies, any similar policy (as applicable to the Participant) or any amendments that may be made from time to time in the future by the Corporation, in its discretion, without further consent or action being required by the Participant. To the extent that the terms of this Agreement and any of the Policies or any similar policy conflict, then the terms of such policy shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed in its name and on its behalf as of the date of grant of this Restricted Stock Unit Award set forth above.
PEAPACK-GLADSTONE FINANCIAL CORPORATION
By: ______________________________________________

PARTICIPANT’S ACCEPTANCE
The undersigned hereby accepts the foregoing Restricted Stock Unit Award and agrees to the terms and conditions hereof, including the terms and provisions of the 2025 Long-Term Incentive Plan.  The undersigned hereby acknowledges receipt of a copy of the Plan and related prospectus.
PARTICIPANT

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